Exhibit 99.1

STERIS Announces Financial Results for Fiscal 2025 Fourth Quarter and Full Year

•	Full year fiscal 2025 revenue from continuing operations increased 6%; constant currency organic revenue growth was 6%
•	Full year fiscal 2025 as reported diluted EPS from continuing operations increased to $6.16; adjusted EPS per diluted share increased to $9.22
•	Fiscal 2026 outlook provided

DUBLIN, IRELAND - (May 14, 2025) - STERIS plc (NYSE: STE) (“STERIS” or the “Company”) today announced financial results for its fiscal 2025 fourth quarter and full year ended March 31, 2025. Total revenue from continuing operations for the fourth quarter of fiscal 2025 increased 4% to $1.5 billion compared with $1.4 billion in the fourth quarter of fiscal 2024. Constant currency organic revenue growth from continuing operations for the fourth quarter was 6%.

Revenue from continuing operations for fiscal 2025 increased 6% to $5.5 billion compared with $5.1 billion in fiscal 2024. Constant currency organic revenue growth from continuing operations for fiscal 2025 was 6%.

“Fiscal 2025 was another record year,” said Dan Carestio, President and CEO of STERIS. “We continue to benefit from our diversified Customer base and growth in global procedure volumes. We appreciate the efforts of our global Associates who continue to put Customers first. We look forward to another successful year in fiscal 2026.”

Total Company Fourth Quarter and Full Year Results from Continuing Operations
As reported, net income from continuing operations for the fourth quarter was $146.5 million or $1.48 per diluted share, compared with net income of $152.9 million or $1.54 per diluted share in the fourth quarter of fiscal 2024. Adjusted net income for the fourth quarter of fiscal 2025 was $270.3 million or $2.74 per diluted share, compared with the previous year’s fourth quarter of $240.1 million or $2.41 per diluted share.

As reported, net income from continuing operations for the full year fiscal 2025 was $610.1 million or $6.16 per diluted share, compared with net income of $551.4 million or $5.55 per diluted share in fiscal 2024. Adjusted net income for the full year fiscal 2025 was $913.2 million or $9.22 per diluted share, compared with $814.9 million or $8.20 per diluted share in fiscal 2024.

Fourth Quarter Segment Results from Continuing Operations
Healthcare revenue as reported grew 5% in the fourth quarter to $1.1 billion compared with $1.0 billion in the fourth quarter of fiscal 2024. This performance reflected 13% improvement in service revenue, 6% growth in consumable revenue, and a 4% decline in capital equipment revenue. Constant currency organic revenue growth was 6%. Healthcare operating income was $279.7 million compared with $245.2 million in last year’s fourth quarter. The increase in operating income was primarily due to improved volume, price, productivity and the benefit of restructuring.

Fiscal 2025 fourth quarter revenue for Applied Sterilization Technologies (AST) increased 9% as reported to $273.9 million compared with $250.9 million in the same period last year. This performance reflected 6% growth in service revenue and an increase in capital equipment revenue. Constant currency organic revenue growth was 10%. Segment operating income was $122.2 million in the fourth quarter of fiscal 2025, compared with operating income of $114.2 million in the same period last year. The operating income increase compared with the prior year primarily reflects improved volume and price, which was partially offset by continued increases in labor and energy costs.

Life Sciences fourth quarter revenue as reported decreased 7% to $149.5 million compared with $160.6 million in the fourth quarter of fiscal 2024, primarily due to the divestiture of the CECS business on April 1, 2024 and a decline in capital equipment revenue. This performance reflected 8% growth in consumable revenue offset by a 16% decline in capital equipment revenue and a 21% decline in service revenue. Constant currency organic revenue was flat. Reflecting improvement in mix and price, operating income increased to $65.0 million in the fourth quarter of fiscal 2025 compared with $64.5 million in the prior year’s fourth quarter.

Cash Flow
Net cash provided by operations for fiscal 2025 was $1.15 billion, compared with $973.3 million in fiscal 2024. Free cash flow for fiscal 2025 was $787.2 million compared with $620.3 million in the prior year period. The increase in free cash flow during the period was driven primarily by working capital improvements.

Fiscal 2026 Outlook
For fiscal 2026, the Company expects as reported revenue from continuing operations to increase 6-7%. Based on forward rates through March 31, 2026, currency is expected to be neutral to revenue in fiscal 2026. As a result, constant currency organic revenue growth from continuing operations is also anticipated to be 6-7%. Adjusted earnings per diluted share from continuing operations is anticipated to be in the range of $9.90 to $10.15, an increase of 7-10% compared with $9.22 in adjusted earnings per diluted share from continuing operations in fiscal 2025. Included in this outlook is the negative impact of tariffs, estimated to reduce pre-tax profit by approximately $30 million.

Capital expenditures are anticipated to be approximately $375 million and free cash flow is expected to be approximately $770 million.

Conference Call
As previously announced, STERIS management will host a conference call tomorrow, May 15, 2025, at 9:00 a.m. ET. The conference call can be heard at www.steris-ir.com or via phone by dialing 1-833-535-2199 in the United States or 1-412-902-6776 internationally, then asking to join the conference call for STERIS plc.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. ET tomorrow either at www.steris-ir.com or via phone. To access the replay of the call, please use the access code 5194825 and dial 1-877-344-7529 in the United States or 1-412-317-0088 internationally.

About STERIS
STERIS is a leading global provider of products and services that support patient care with an emphasis on infection prevention. WE HELP OUR CUSTOMERS CREATE A HEALTHIER AND SAFER WORLD by providing innovative healthcare and life sciences products and services. For more information, visit www.steris.com.

Company Contact:
Julie Winter, Vice President, Investor Relations and Corporate Communications
Julie_Winter@steris.com

Non-GAAP Financial Measures
Adjusted net income, adjusted income from operations, free cash flow, adjusted EPS and constant currency organic revenue are non-GAAP measures that may be used from time to time and should not be considered replacements for U.S. GAAP results. Non-GAAP financial measures are presented in this release with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. The Company believes that the presentation of these non-GAAP financial measures, when considered along with our U.S. GAAP financial measures, provides a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure.

Adjusted net income, adjusted EPS and adjusted income from operations exclude the amortization of intangible assets acquired in business combinations, acquisition and divestiture related transaction costs and gains or losses, integration costs related to acquisitions, tax restructuring costs, and certain other unusual or non-recurring items. STERIS believes this measure is useful because it excludes items that may not be indicative of or are unrelated to our core operating results and provides a baseline for analyzing trends in our underlying businesses.

The Company defines free cash flow as cash flows from operating activities less purchases of property, plant, equipment and intangibles, plus proceeds from the sale of property, plant, equipment, and intangibles. STERIS believes that free cash flow is a useful measure of the Company’s ability to fund future principal debt repayments and growth outside of core operations, pay cash dividends, and repurchase ordinary shares.

To measure the percentage organic revenue growth, the Company removes the impact of significant acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales, gross profit, operating income, net earnings and net earnings per diluted share, the most directly comparable U.S. GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of the Company’s operations that, when viewed with U.S. GAAP results and the reconciliations to corresponding U.S. GAAP financial measures below, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This release may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date the statement is made and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “orders,” “backlog,” “comfortable,” “trend,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology.

Many factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, those identified in STERIS’s recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation: (a) operating costs, pressure on pricing (including, without limitation, as a result of inflation), Customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, Customers, clients or suppliers) being greater than expected and leading to erosion of profit margins; (b) STERIS’s ability to successfully integrate acquired businesses into its existing businesses, including unknown or inestimable liabilities, impairments, or increases in expected integration costs or difficulties in connection with the integration of such businesses; (c) changes in tax laws or interpretations or the adoption of certain income tax treaties in jurisdictions where we operate that could increase our consolidated tax liabilities, including changes in tax laws that would result in STERIS being treated as a domestic corporation for United States federal tax purposes, or tariffs and/or other trade barriers; (d) the possibility that compliance with laws, court rulings, certifications, regulations, or other regulatory actions, or the outcome of any pending or threatened litigation, including the Isomedix litigation, may delay, limit or prevent new product or service introductions, impact production, supply and/or marketing of existing products or services, result in uncovered costs, or otherwise affect STERIS’s performance, results, prospects or value; (e) the potential of international unrest, including military conflicts, trade wars, economic downturn and effects of currency fluctuations; (f) the possibility of delays in receipt of orders, order cancellations, or the manufacture or shipment of ordered products; (g) the possibility that anticipated growth, performance or other results may not be achieved, or that timing, execution, impairments, or other issues associated with STERIS’s businesses, industry or initiatives may adversely impact STERIS’s performance, results, prospects or value; (h) the impact on STERIS and its operations of any legislation, regulations or orders, including but not limited to any new trade, regulations or orders, that may be implemented by the U.S. administration or Congress, or of any responses thereto by non-U.S. governments; (i) the possibility that anticipated financial results, anticipated revenue, productivity improvements, cost savings, growth synergies, and other anticipated benefits of acquisitions, restructuring efforts, and divestitures will not be realized or will be less than anticipated; (j) the level of STERIS’s indebtedness limiting financial flexibility or increasing future borrowing costs; (k) the effects of changes in credit availability and pricing, as well as the ability of STERIS and STERIS’s Customers and suppliers to adequately access the credit markets, on favorable terms or at all, when needed; (l) the impacts of increasing competition within our industry, which may exert pressure on our pricing strategy or lead to decreasing demand for our products and services; (m) the effects on our operations resulting from labor-related issues, such as strikes, unsuccessful union negotiations and other workforce disruptions; (n) the possibility of economic downturns and recessions, which could negatively impact our business by reducing consumer and Customer spending. Unless legally required, STERIS does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized.

STERIS plc
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share data)	Three Months Ended March 31,		Twelve Months Ended March 31,

	2025	2024	2025	2024

Revenues	$1,480,531	$1,419,387	$5,459,515	$5,138,701
Cost of revenues	839,320	836,485	3,056,751	2,920,541
Gross profit	641,211	582,902	2,402,764	2,218,160
Operating expenses:
Selling, general, and administrative	333,905	309,063	1,334,276	1,252,318
Research and development	27,686	27,462	107,648	103,679
Illinois EO litigation settlement	48,150	—	48,150	—
Restructuring expenses	15,322	26,043	46,049	26,045
Total operating expenses	425,063	362,568	1,536,123	1,382,042

Income from operations	216,148	220,334	866,641	836,118
Non-operating expenses, net
Interest expense	17,115	36,103	86,261	144,351
Interest and miscellaneous income	(3,534)	(6,344)	(8,402)	(11,043)
Loss (gain) on sale of businesses and equity investment, net	5,258	—	(7,425)	—
Total non-operating expenses, net	18,839	29,759	70,434	133,308
Income from continuing operations before income tax expense	197,309	190,575	796,207	702,810
Income tax expense	50,450	37,276	184,650	149,530
Income from continuing operations, net of income tax	$146,859	$153,299	$611,557	$553,280
(Loss) income from discontinued operations, net of income tax	$(786)	$(154,301)	$4,517	$(173,201)
Net income (loss)	$146,073	$(1,002)	$616,074	$380,079
Less: Net income (loss) attributable to noncontrolling interests	403	375	1,433	1,840
Net income (loss) attributable to shareholders	$145,670	$(1,377)	$614,641	$378,239

Net income from continuing operations attributable to shareholders	$146,456	$152,924	$610,124	$551,440

Earnings per ordinary share (EPS) - Basic
Continuing Operations	$1.49	$1.55	$6.19	$5.58
Discontinued Operations	$(0.01)	$(1.56)	$0.05	$(1.75)
Total	$1.48	$(0.01)	$6.24	$3.83
Earnings per ordinary share (EPS) - Diluted
Continuing Operations	$1.48	$1.54	$6.16	$5.55
Discontinued Operations	$(0.01)	$(1.55)	$0.05	$(1.74)
Total	$1.48	$(0.01)	$6.20	$3.81

Cash dividends declared per share ordinary outstanding	$0.57	$0.52	$2.23	$2.03

Weighted average number of shares outstanding used in EPS computation:
Basic number of shares outstanding	98,273	98,851	98,575	98,787
Diluted number of shares outstanding	98,756	99,435	99,069	99,359

STERIS plc
Consolidated Condensed Balance Sheets
(Unaudited - In thousands)	March 31,	March 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$171,701	$207,020
Accounts receivable, net	1,043,961	1,008,315
Inventories, net	581,329	674,535
Prepaid expenses and other current assets	203,774	174,349
Current assets held for sale	—	804,904
Total current assets	2,000,765	2,869,123

Property, plant, and equipment, net	1,956,544	1,765,180
Lease right-of-use assets, net	156,388	173,201
Goodwill	4,095,678	4,070,712
Intangibles, net	1,854,390	2,119,282
Other assets	83,046	66,199
Total assets	$10,146,811	$11,063,697
Liabilities and equity
Current liabilities:
Accounts payable	$280,770	$251,723
Short-term indebtedness	125,000	85,938
Other current liabilities	616,403	529,454
Current liabilities held for sale	—	64,012
Total current liabilities	1,022,173	931,127
Long-term indebtedness	1,918,701	3,120,162
Other liabilities	590,180	697,062
Total equity	6,615,757	6,315,346
Total liabilities and equity	$10,146,811	$11,063,697

STERIS plc
Segment Data
(Unaudited - In thousands)
Financial information for each of the segments is presented in the following table. We disclose a measure of segment income that is consistent with the way management operates and views the business. The accounting policies for reportable segments are the same as those for the consolidated Company. Segment income is calculated as the segment’s gross profit less direct costs and indirect costs if the resources are dedicated to a single segment. Corporate costs include corporate and administrative functions, public company costs, legacy post-retirement benefits, and certain services and facilities related to distribution and research and development that are shared by multiple segments.

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2025	2024	2025	2024
Revenues:
Healthcare	$1,057,176	$1,007,862	$3,878,671	$3,613,019
AST	273,889	250,897	1,038,573	953,980
Life Sciences	149,466	160,628	542,271	571,702
Total revenues	$1,480,531	$1,419,387	$5,459,515	$5,138,701
Income (loss) from operations before adjustments:
Healthcare	$279,711	$245,224	$971,521	$871,358
AST	122,202	114,215	465,576	439,744
Life Sciences	65,024	64,486	229,441	221,349
Corporate	(99,314)	(88,044)	(399,033)	(348,497)
Total income from operations before adjustments	$367,623	$335,881	$1,267,505	$1,183,954
Less: Adjustments
Amortization of acquired intangible assets	$70,909	$67,760	$273,784	$266,420
Acquisition and integration related charges	1,944	1,217	11,159	25,526
Tax restructuring (benefits) costs	—	(32)	54	620
Net loss on divestiture of businesses	—	873	—	873
Amortization of inventory and property "step up" to fair value	1,306	1,366	5,442	10,032
Restructuring charges	29,166	44,363	62,275	44,365
Illinois EO litigation settlement	48,150	—	48,150	—
Income from operations	$216,148	$220,334	$866,641	$836,118

STERIS plc
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)
	Twelve Months Ended March 31,
	2025	2024
Operating activities:
Net income	$616,074	$380,079
Non-cash items	465,500	739,273
Changes in operating assets and liabilities	66,513	(146,078)
Net cash provided by operating activities	1,148,087	973,274
Investing activities:
Purchases of property, plant, equipment, and intangibles, net	(370,091)	(360,326)
Proceeds from the sale of property, plant, equipment, and intangibles	9,195	7,381
Proceeds from the sale of businesses	814,558	9,458
Proceeds from the sale of investments	—	3,882
Purchases of equity investments and convertible notes	(10,750)	(1,500)
Acquisition of businesses, net of cash acquired	(54,139)	(546,256)
Net cash provided by (used in) investing activities	388,773	(887,361)
Financing activities:
Payments on term loans	(638,125)	(60,000)
Payments on Private Placement Senior Notes	(80,000)	—
(Payments) proceeds under credit facilities, net	(446,304)	181,486
Deferred financing fees and debt issuance costs	(2,316)	—
Acquisition related deferred or contingent consideration	(355)	(6,242)
Repurchases of ordinary shares	(211,321)	(11,765)
Cash dividends paid to ordinary shareholders	(219,875)	(200,570)
Distributions to noncontrolling interest	(2,069)	(1,561)
Contributions from noncontrolling interest	2,532	2,994
Stock option and other equity transactions, net	25,469	10,472
Net cash used in financing activities	(1,572,364)	(85,186)
Effect of exchange rate changes on cash and cash equivalents	185	(2,064)
Decrease in cash and cash equivalents	(35,319)	(1,337)
Cash and cash equivalents at beginning of period	207,020	208,357
Cash and cash equivalents at end of period	$171,701	$207,020

The following table presents a financial measure which is considered to be "non-GAAP financial measures" under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to pay cash dividends, fund growth outside of core operations, fund future debt principal repayments, and repurchase shares. STERIS's calculation of free cash flows may vary from other companies.

	Twelve Months Ended March 31,
	2025	2024

Calculation of Free Cash Flow:
Cash flows from operating activities	$1,148,087	$973,274
Purchases of property, plant, equipment, and intangibles, net	(370,091)	(360,326)
Proceeds from the sale of property, plant, equipment, and intangibles	9,195	7,381
Free Cash Flow	$787,191	$620,329

STERIS plc
Non-GAAP Financial Measures
(Unaudited - In thousands, except per share data)

Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

Management and the Board of Directors believe that the presentation of these non-GAAP financial measures, when considered along with our U.S. GAAP financial measures and the reconciliation to the corresponding U.S. GAAP financial measures, provides the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

	Three months ended March 31,
	As reported, U.S. GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	U.S. GAAP Growth	Organic Growth	Constant Currency Organic Growth
	2025	2024	2025	2024	2025	2025	2025	2025
Segment revenues:
Healthcare	$1,057,176	$1,007,862	$—	$—	$(7,532)	4.9%	4.9%	5.6%
AST	273,889	250,897	—	—	(2,837)	9.2%	9.2%	10.3%
Life Sciences	149,466	160,628	—	(9,958)	(1,283)	(6.9)%	(0.8)%	0.1%
Total	$1,480,531	$1,419,387	$—	$(9,958)	$(11,652)	4.3%	5.0%	5.9%

	Twelve months ended March 31,
	As reported, U.S. GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	U.S. GAAP Growth	Organic Growth	Constant Currency Organic Growth
	2025	2024	2025	2024	2025	2025	2025	2025
Segment revenues:
Healthcare	$3,878,671	$3,613,019	$52,373	$—	$(8,139)	7.4%	5.9%	6.1%
AST	1,038,573	953,980	—	—	(2,028)	8.9%	8.9%	9.1%
Life Sciences	542,271	571,702	—	(34,598)	(1,915)	(5.1)%	1.0%	1.3%
Total	$5,459,515	$5,138,701	$52,373	$(34,598)	$(12,082)	6.2%	5.9%	6.2%

STERIS plc
Non-GAAP Financial Measures (Continued)
(Unaudited - In thousands, except per share data)

	Three months ended March 31,
	Continuing Operations
	Gross Profit		Income from Operations		Income from continuing operations, net of income tax		(Loss) income from discontinued operations, net of income tax		Net income (loss) attributable to shareholders		Diluted EPS from continuing operations		Diluted EPS from discontinued operations		Diluted EPS(2)
	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024
As reported, U.S. GAAP	$641,211	$582,902	$216,148	$220,334	$146,859	$153,299	$(786)	$(154,301)	$145,670	$(1,377)	$1.48	$1.54	$(0.01)	$(1.55)	$1.48	$(0.01)
Adjustments:
Amortization of acquired intangible assets	979	393	70,909	67,760
Acquisition and integration related (credits) charges	(32)	1,884	1,944	1,217
Tax restructuring benefits	—	—	—	(32)
Net loss on divestiture of businesses	—	176	—	873
Amortization of inventory and property "step up" to fair value	479	635	1,306	1,366
Restructuring charges	13,844	18,321	29,166	44,363
Illinois EO litigation settlement	—	—	48,150	—
Loss on sale of business					5,258	—
Net impact of adjustments after tax(1)					118,613	87,199	786	170,488	124,657	257,687
Net EPS impact											1.26	0.87	0.01	1.71	1.26	2.59
Adjusted	$656,481	$604,311	$367,623	$335,881	$270,730	$240,498	$—	$16,187	$270,327	$256,310	$2.74	$2.41	$—	$0.16	$2.74	$2.58
(1) The tax expense includes both the current and deferred income tax impact of the adjustments.
(2) Diluted EPS is calculated independently for Diluted EPS from continuing operations and Diluted EPS from discontinued operations. The sum of Diluted EPS from continuing operations and Diluted EPS from discontinued operations may not equal Diluted EPS due to rounding.

STERIS plc
Non-GAAP Financial Measures (Continued)
(Unaudited- In thousands, except per share data)

		Twelve months ended March 31,
		Continuing Operations
		Gross Profit		Income from Operations		Income from continuing operations, net of income tax		Income (loss) from discontinued operations, net of income tax		Net income attributable to shareholders		Diluted EPS from continuing operations		Diluted EPS from discontinued operations		Diluted EPS(2)
		2025	2024	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024
As reported, U.S. GAAP		$2,402,764	$2,218,160	$866,641	$836,118	$611,557	$553,280	$4,517	$(173,201)	$614,641	$378,239	$6.16	$5.55	$0.05	$(1.74)	$6.20	$3.81
Adjustments:
Amortization of acquired intangible assets		3,109	2,049	273,784	266,420
Acquisition and integration related charges		1,628	3,264	11,159	25,526
Tax restructuring costs		—	—	54	620
Gain on fair value adjustment of acquisition related contingent consideration		—	—	—	—
Net loss (gain) on divestiture of businesses		—	176	—	873
Amortization of inventory and property "step up" to fair value		2,223	7,060	5,442	10,032
Restructuring charges		16,233	18,320	62,275	44,365
Illinois EO litigation settlement	`	—	—	48,150	—
Gain on sale of businesses and equity investment, net						(7,425)	—
Net impact of adjustments after tax(1)						310,520	263,429	6,559	235,960	309,654	499,389
Net EPS impact												3.06	2.65	0.06	2.37	3.13	5.02
Adjusted		$2,425,957	$2,249,029	$1,267,505	$1,183,954	$914,652	$816,709	$11,076	$62,759	$924,295	$877,628	$9.22	$8.20	$0.11	$0.63	$9.33	$8.83
(1) The tax expense includes both the current and deferred income tax impact of the adjustments.
(2) Diluted EPS is calculated independently for Diluted EPS from continuing operations and Diluted EPS from discontinued operations. The sum of Diluted EPS from continuing operations and Diluted EPS from discontinued operations may not equal Diluted EPS due to rounding.

STERIS plc
Non-GAAP Financial Measures (Continued)
(Unaudited - In thousands, except per share data)

FY 2026 Outlook	Twelve Months
Ended March 31, 2026
(Outlook)***
Net income from continuing operations per diluted share	$7.82 - $8.07
Amortization of acquired intangible assets	$2.06
Acquisition and integration related charges	—
Restructuring	$0.02
Adjusted net income from continuing operations per diluted share	$9.90 - $10.15

Cash flows from operating activities	$1,145,000
Purchases of property, plant, equipment, and intangibles, net	(375,000)
Free Cash Flow	$770,000

*** All amounts are estimates.

STERIS plc
Unaudited Supplemental Financial Data
Fourth Quarter Fiscal 2025
For the Periods Ending March 31, 2025 and 2024
	FY 2025	FY 2024	FY 2025	FY 2024
Total Company Revenues - Continuing Operations	Q4	Q4	YTD	YTD
Consumables	$430,009	$403,637	$1,685,924	$1,502,378
Service	679,465	633,150	2,587,911	2,374,747
Total Recurring	$1,109,474	$1,036,787	$4,273,835	$3,877,125
Capital Equipment	$371,057	$382,600	$1,185,680	$1,261,576
Total Revenues	$1,480,531	$1,419,387	$5,459,515	$5,138,701
Ireland Revenues	$38,208	$22,659	$107,321	$82,695
Ireland Revenues as a % of Total	2%	2%	2%	2%
United States Revenues	$1,078,618	$1,036,039	$4,007,622	$3,751,437
United States Revenues as a % of Total	73%	73%	73%	73%
International Revenues	$363,705	$360,689	$1,344,572	$1,304,569
International Revenues as a % of Total	25%	25%	25%	25%

Segment Data - Continuing Operations	FY 2025	FY 2024	FY 2025	FY 2024
	Q4	Q4	YTD	YTD
Healthcare
Revenues
Consumables	$352,737	$332,683	$1,396,031	$1,248,424
Service	386,414	343,484	1,445,440	1,273,058
Total Recurring	$739,151	$676,167	$2,841,471	$2,521,482
Capital Equipment	318,025	331,695	1,037,200	1,091,537
Total Healthcare Revenues	$1,057,176	$1,007,862	$3,878,671	$3,613,019
Segment Operating Income	$279,711	$245,224	$971,521	$871,358

AST
Revenues
Service	$257,840	$244,247	$1,007,627	$939,461
Capital Equipment	16,049	6,650	30,946	14,519
Total AST Revenues	$273,889	$250,897	$1,038,573	$953,980
Segment Operating Income	$122,202	$114,215	$465,576	$439,744

Life Sciences
Revenues
Consumables	$76,037	$70,401	$286,656	$251,580
Service	36,446	45,972	138,081	164,602
Total Recurring	$112,483	$116,373	$424,737	$416,182
Capital Equipment	36,983	44,255	117,534	155,520
Total Life Sciences Revenues	$149,466	$160,628	$542,271	$571,702
Segment Operating Income	$65,024	$64,486	$229,441	$221,349

Corporate Operating Loss	$(99,314)	$(88,044)	$(399,033)	$(348,497)

Other Data	FY 2025	FY 2024	FY 2025	FY 2024
	Q4	Q4	YTD	YTD
Healthcare Backlog	$369,200	$353,833
Life Sciences Backlog	83,700	71,400
Total Backlog - Continuing Operations	$452,900	$425,233

As reported, U.S. GAAP Income Tax Rate - Continuing Operations	25.6%	19.6%	23.2%	21.3%
Adjusted Income Tax Rate - Continuing Operations	23.5%	21.4%	23.1%	22.3%
As reported, U.S. GAAP Income Tax Rate - Discontinued Operations	86.4%	24.3%	(371.0)%	24.3%
Adjusted Income Tax Rate - Discontinued Operations	26.9%	27.9%	26.9%	27.5%

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company's most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.